CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” and to the use of our audit report dated May 15, 2009 included in the Registration Statement on Form S-1 and related Prospectus of Intelimax Media Inc. for the registration of its common stock.

/s/ SATURNA GROUP LLP

SATURNA GROUP CHARTERED ACCOUNTANTS LLP

Vancouver, Canada

June 11, 2009